Early Warning Report

This report is made pursuant to:

Subsection 101 of the Securities Act (Ontario)
Subsection 111 of the Securities Act (British Columbia)
Subsection 110 of the Securities Act, 1988 (Saskatchewan)
Subsection 92 of the Securities Act (Manitoba)
Subsection 141 of the Securities Act (Alberta)
Subsection 107 of the Securities Act (Nova Scotia)
Subsection 102 of the Securities Act (Newfoundland)
Section 147.11 of the Securities Act (Quebec)

(a) Name and address of Offerors:

Goldcorp Inc. 145 King Street, West Suite #2700 Toronto, Ontario M5H 1J8

(b) The designation and number or principal amount of securities and the offeror's security holdings percentage in the class of securities of which the offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the news release, and whether it was ownership or control that was acquired in those circumstances:

Goldcorp Inc. has sold 1,415,000 shares of Madison Enterprises Corp.'s outstanding common stock to hold 3,353,500 common shares and 2,500,000 common share purchase warrants. Assuming Goldcorp Inc. exercises all of its warrants, Goldcorp Inc. would own approximately 7.58% of Madison Enterprises Corp. on a partially diluted basis; holding such securities for investment purposes.

(c) The designation and number or principal amount of securities and the offeror's security holdings percentage in the class of securities immediately after the transaction or occurrence giving rise to the obligation to file the news release:

Goldcorp Inc. has sold 1,415,000 shares of Madison Enterprises Corp.'s outstanding common stock to hold 3,353,500 common shares and 2,500,000 common share purchase warrants. Assuming Goldcorp Inc. exercises all of its warrants, Goldcorp Inc. would own approximately 7.58% of Madison Enterprises Corp. on a partially diluted basis; holding such securities for investment purposes.

(d) The designation and number or principal amount of securities and percentage of outstanding securities of the class of securities referred to in paragraph (c) over which:

(i) the offeror, either alone or together with any joint actors, has ownership and control:

Assuming Goldcorp Inc. exercises all of its warrants, Goldcorp Inc. would own approximately 7.58% of Madison Enterprises Corp. on a partially diluted basis.

(ii) the offeror, either alone or together with any joint actors, has ownership but control is held by other persons or companies other than the offeror or any joint actor:

Not Applicable.

(iii) the offeror, either alone or together with any joint actors, has exclusive or shares control but does not have ownership:

Not Applicable.

(e) Market where the transaction or occurrence took place:

The shares of Madison Enterprises Corp. were sold through the Toronto Stock Exchange.

(f) The purpose of the offeror and any joint actors in effecting the transaction or occurrence that gave rise to the news release, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer:

Goldcorp Inc.'s initial purchase of securities of Madison Enterprises Corp. was for investment purposes only and not with the purpose of influencing the control or direction of Madison Enterprises Corp. Goldcorp Inc. has decided to reduce its holdings in Madison Enterprises Corp. and continues to hold the Madison Enterprises Corp. securities for investment purposes only.

(g) The general nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to the news release, including agreements with respect to the acquisition, holding, disposition or voting of any of the securities:

Not Applicable.

(h) The names of any joint actors in connection with the disclosure required by this report:

Not Applicable.

(i) In the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value of the consideration paid by the offeror; and, if applicable, a description of any change in any material fact set out in a previous report by the entity under the early warning requirements or Part 4 in respect of the reporting issuer's securities:

Not Applicable.

Dated the 23rd day of January, 2004.

/s/ R. Gregory Laing
R. Gregory Laing
Vice President, Legal
Goldcorp Inc.